Unified Payments, LLC

Consolidated Financial Statements
Year ended December 31, 2012

Unified Payments, LLC

Consolidated Financial Statements

Year ended December 31, 2012

1

Unified Payments, LLC

2

Independent Auditor’s Report

To the Members of

Unified Payments, LLC

We have audited the accompanying consolidated financial statements of Unified Payments, LLC, (the Company) which comprise the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

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Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unified Payments, LLC as of December 31, 2012 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net members’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP
July 2, 2013	Certified Public Accountants

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Unified Payments, LLC

Consolidated Balance Sheet

December 31,	2012

Assets

Current Assets
Cash and cash equivalents	$49,166
Accounts receivable	1,680,632
Prepaid expenses and other current assets	201,376

Total Current Assets	1,931,174

Property and equipment, net	189,064

Merchant portfolios, net	5,260,192

Other assets	51,748

Total Assets	$7,432,178

Liabilities and Members’ Deficit

Current Liabilities
Accounts payable	$1,994,088
Accrued expenses	1,470,650
Long-term debt – current portion	1,314,559
Deferred fees	100,000

Total Current Liabilities	4,879,297

Long-term debt, net of current portion	9,378,771

Total Liabilities	14,258,068

Commitments and contingencies

Members’ Deficit
Members Contributed Capital (Class A membership units $1 par value)	490
Preferred unit (Class B unit)	10,700,000
Accumulated deficit	(17,526,380)

Total Members’ Deficit	(6,825,890)

Total Liabilities and Members´ Deficit	$7,432,178

The accompanying notes are an integral part of these consolidated financial statements.

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Unified Payments, LLC

Consolidated Statement of Operations

Year ended December 31,	2012

Revenues	$56,739,607

Operating Expenses
Interchange fees	34,248,682
Cost of service	14,966,301
General and administrative	5,982,283
Depreciation and amortization	4,541,662

Total Operating Expenses	59,738,928

Operating loss	(2,999,321)

Interest expense, net	(2,845,777)

Gain on sale of merchant portfolio	6,984,655

Net income	$1,139,557

The accompanying notes are an integral part of these consolidated financial statements.

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Unified Payments, LLC

Consolidated Statement of Changes in Members’ Deficit

	Contributed Capital
	Class A		Class B		Accumulated
	Units	Amount	Units	Amount	Deficit	Total

Balance - January 1, 2012	490	$490	1	$10,700,000	$(18,665,937)	$(7,965,447)

Net income	-	-	-	-	1,139,557	1,139,557

Balance - December 31, 2012	490	$490	1	$10,700,000	$(17,526,380)	$(6,825,890)

The accompanying notes are an integral part of these consolidated financial statements.

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Unified Payments, LLC

Consolidated Statement of Cash Flows

Year ended December 31,	2012

Operating Activities
Net income	$1,139,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,541,662
Gain on sale of merchant portfolio	(6,984,655)
Changes in operating assets and liabilities:
Accounts receivable	156,329
Prepaid expenses and other assets	484,677
Accounts payable	146,526
Accrued expenses	2,204,628
Deferred revenues	(249,633)

Net cash provided by operating activities	1,439,091

Investing Activities
Acquisition of new merchant accounts	(705,782)
Capital expenditures	(164,088)

Net cash used in investing activities	(869,870)

Financing Activities
Proceeds from borrowings under long-term debt agreements	500,000
Principal repayment under long-term debt agreements	(1,885,820)

Net cash used in financing activities	(1,385,820)

Net decrease in cash	(816,599)

Cash and cash equivalents, beginning of year	865,765

Cash and cash equivalents, end of year	$49,166

Supplemental disclosure of cash flow information:

Cash paid for interest	$1,430,231

The accompanying notes are an integral part of these consolidated financial statements.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

1.	Organization

On December 10, 2010, Unified Payments, LLC was formed as a limited liability company in the State of Delaware as Star Acquisition Vehicle, LLC, which was subsequently renamed Unified Payments, LLC, with the purpose to acquire the assets of Star Capital Management, LLC, a Florida Limited Liability Company (“SCM”). Unified Payments, LLC has unlimited life unless dissolved by the Board. Unified Payments, LLC and its subsidiaries described below are collectively referred to in the financial statements footnotes as “the Company”.

On January 11, 2011, the Company issued 490 Class A voting units with a stated value of $1 per unit, distributed equally between two members. Simultaneously, the Company repaid $2,000,000 of principal on an outstanding $12,700,000 unsecured, non-interest bearing note payable to one of its principal members, and converted the remaining $10,700,000 note balance to a Class B unit. The Class B unit has the following characteristics: (i) non-convertible; (ii) non-participating; (iii) non-voting; (iv) a liquidation preference of $10,700,000 plus the unpaid return; and (v) carries an 8% cumulative preferred return which accumulates on a daily basis and compounds annually. The amount attributable to the undeclared cumulative preferred return was approximately $1.7 million as of December 31, 2012. Since the cumulative preferred return is undeclared as of December 31, 2012, this amount has not been reflected in the consolidated financial statements. The Class B unit is classified as equity in the accompanying consolidated balance sheet and is reflected at its redemption value.

On January 11, 2011, a majority of the payment processing assets of SCM as well as a majority of the assets of the following subsidiaries of SCM were merged into the Company (the “Merger”): Merchant Capital Holding Corp., a Florida Corporation ("MCH"), Merchant Processing Services Corp., a New York Corporation ("MPS Oldco"), Unified Pay Corp., a Nevada corporation ("UPC"), First Business Solutions Corp., a Nevada Corporation ("FBS"), Process Pink Payments, LLC (“PPP Oldco”), a Nevada Limited Liability Company , and Merchant Capital Portfolios, LLC., a Florida Limited Liability Company ("MCP Oldco"). The Company created the following Delaware subsidiaries as part of the Merger: New Edge Payments, LLC (“NEP”), Process Pink Payments, LLC (“PPP”), BPS Acquisition, LLC (“BPS”) , Hospitality Payment Solutions, LLC (“HPS”) and First Business Solutions, LLC (“FBS”).

Simultaneous with the merger, PC Acquisition, LLC (“PCA”), a participating lender in the Merchant Capital, LLC (“MBF”) loans to the Company (see Note 7), and also a subsidiary of Pipeline Cynergy Holdings LLC (“PCH”), a company majority owned by The Comvest Group (“Comvest”), was issued 510 warrants (“PCA Warrants”) to purchase 51% of the Company’s outstanding Class A units for the total price of $1. The PCA Warrants vested immediately and expire on January 11, 2026. Additionally, PCA also held an option (“PCA Option”) to purchase the remaining 49% of the Class A units at their fair market value to be determined by a third party appraiser. The PCA Option vested immediately and expire on January 11, 2018. The PCA Warrants and PCA Option were deemed to have minimal value.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

On December 14, 2011, the Company entered into an agreement (“Buy-Out Option”) to allow one of the members of the Class A units the sole and exclusive right to acquire all of PCA’s equity interests in the Company without payment of any further consideration to PCA, provided the Company repays all outstanding principal and accrued interest on PCA’s portion of the MBF loan. The terms of the Buy-Out Option required, among other things, the Company to fulfill its obligations of its Tier 1 processing minimums under its agreement with Cynergy Data, LLC “(“Cynergy”) (see Note 9). Further, the Company would pay any shortfall in Tier 2 processing minimums which may be due to Cynergy at the end of 24 months after the Company exercises the Buy-Out Option. Additionally, within three months of the exercising of the option, the Company would cease using common office space, corporate health and welfare benefits, insurance, and other administrative services it currently shares with PCA or related entities. The Buy-Out Option was effective beginning on December 14, 2011 and continued for a period of six months after the date the Company obtained an audit opinion for the year ended December 31, 2011.

During December 2012, the Company entered into an Asset Purchase Agreement with Cynergy where it sold all rights, title and interest in and to an existing portfolio of merchant accounts, boarded under the Buy-Out Option signed in 2011. This portfolio represented approximately 65% of the Company’s merchant portfolio. Per the Asset Purchase Agreement, Cynergy assumed all ownership rights and those obligations in the existing portfolio and merchant agreements included in the portfolio. The purchase price was the aggregate consideration for the assets sold being acquired by Cynergy, in addition to the assumption of the assumed liabilities. In accordance with the Asset Purchase Agreement, it provides for a forgiveness of those liabilities directly associated with the existing portfolio including the aggregate minimum fees due Cynergy as well as the disposition of the Company’s Independent Sales Organization (ISO) reserve account. In addition, any outstanding shortfalls and accrued mandatory minimum fees were forgiven. The Company, in its going forward relationship, was released from the minimum purchase commitments and the minimum fees on a going forward basis (See Note 9). The Company was also released from its approximate $7 million loan participation and its remaining balance of approximate $1.6 million note payable secured by its NEP portfolio (See Note 7). In connection with the Asset Purchase Agreement, the Company entered into a Termination Agreement with PCA whereby the PCA Warrants and PCA Option were cancelled.

In exchange for this, the Company turned over all of its portfolios that were boarded on Cynergy data through November 30, 2012. The Company recognized an approximate $7.0 million gain from this transaction, including the transfer of all net customer acquisition costs, which is included in the accompanying consolidated statement of operations for the year ended December 31, 2012.

The components of the gain are as follows:

Forgiveness of loans and related interest	$7,776,782
Release of Cynergy liabilities	2,167,284
Transfer of NEP merchant portfolio, net	(1,349,156)
Transfer of customer acquisition costs, net	(988,652)
Transfer of accounts receivable	(236,134)
Transfer of other assets and reserve account	(385,469)
$6,984,655

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Unified Payments, LLC

Notes to Consolidated Financial Statements

2.	Operations

The Company is engaged in the business of providing payment processing solutions to small and medium size merchants located across the United States. The Company generates revenues from transaction fees, service fees, percentage of the dollar amount of each transaction and other fees associated with processing of a cashless transaction at the point of sale. The Company’s serves merchants primarily in the retail, restaurant, supermarket, petroleum and hospitality sectors.

The Company’s service and product offerings facilitate the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management, in both traditional card-present and card-not-present environments.

The Company earns revenue principally from transaction fees associated with the processing of debit and credit card transactions initiated by each of the Company’s merchant customers. Transaction fees are assessed to the Company’s merchant customers via traditional “discount rates,” which are generally based on a specified percentage of the transaction value, as well as a specified amount per transaction. The Company also earns revenue from periodic fees for providing various merchant payment services (e.g., help desk support and fraud monitoring), as well as from the sale of payment processing equipment (e.g., point-of-sale credit and debit card terminals) and software solutions to its merchant customers.

The primary costs incurred in delivering services to the Company’s merchant customers are interchange fees paid to card-issuing banks and various transaction fees paid to third-party network service providers and processing banks.

Card associations, such as Visa® and MasterCard® (the “Card Associations”), are organizations comprised of an alliance of insured financial institutions (“Member Banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit cards. Member Banks enter into agreements with numerous vendors for all aspects of providing credit and debit card services.

Card Association rules require that those vendors be sponsored by a Member Bank and registered with the Card Association. The Company is sponsored primarily by three Member Banks — Harris Bank, N.A., Wells Fargo Bank, N.A., and First National Bank of Omaha. The Company is a registered Independent Sales Organization (“ISO”) with Visa® and a registered Member Service Provider with MasterCard®. The Company’s sponsorship agreements allow the Company to capture and process electronic data in a format to allow such data to flow through the networks for clearing and fund settlement of merchant transactions.

The Company uses a direct sales force to attract and retain merchant accounts and uses internally developed systems to provide electronic data transmission or other back office services. Additionally, the Company contracts with other ISO’s and independent sales agents (“ISA’s”) to attract new merchant accounts on the Company’s behalf and to perform certain back office services using the Company’s systems.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

3.	Going concern and liquidity

The Company has incurred operating losses of approximately $3 million and $2 million for the years ended December 31, 2012 and 2011, respectively and has an accumulated deficit of $17.5 million at December 31, 2012. The Company has negative working capital of $2.9 million at December 31, 2012, including $1.9 million in current assets and $49 thousand in cash. The Company also has approximately $10.7 million in long-term debt outstanding at December 31, 2012. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the foreseeable future.

As further discussed in Note 10, on April 16, 2013 the Company was acquired by Net Element International, Inc. (Net Element), a publicly traded company, which assumed all the Company’s long-term indebtedness, including liabilities related to the outstanding preferred membership interest in the Company, amounting to approximately $23.4 million as of that date.

Management’s plans for 2013 are to increase the customer base and related revenues as well as rely on Net Element’s plans to raise capital. As outlined in Net Element’s Form 10-K for the year ended December 31, 2012 filed on April 12, 2013, Net Element’s plans are to raise an additional $12 million in financing to finance, among other things, the continuing operations of the Company. This financing may be in the form of equity or debt financing. Net Element’s independent registered public accountant’s report on the December 31, 2012 consolidated financial statements contained an emphasis of matter paragraph expressing substantial doubt as to Net Element’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability and Net Element’s ability to successfully accomplish the plans described in the preceding paragraph and to generate profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. (Refer to Note 10).

4.	Summary of significant accounting policies

Basis of Presentation — The accompanying consolidated financial statements include those of the Company and its wholly-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions with the Company’s subsidiaries have been eliminated upon consolidation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period.

Significant estimates include (i) the valuation of acquired merchant portfolios (ii) the recoverability of long-lived assets, (iii) the remaining useful lives of long-lived assets, and (iv) the sufficiency of merchant, legal, and other reserves. On an ongoing basis, the Company evaluates the sufficiency and accuracy of its estimates. Actual results could differ from those estimates.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

Cash and Cash Equivalents — Cash and cash equivalents include cash on hand and all liquid investments with an initial maturity of three months or less when purchased. As of December 31, 2012, cash and cash equivalents amounting to $49,166 are held at financial institutions and are below cash federally insured limits.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight line basis over periods ranging from three to ten years. The Company periodically evaluates the depreciation periods of property and equipment to determine whether events or circumstances warrant revised estimates of useful lives. Any such revisions are accounted for prospectively, beginning in the period of change.

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. At the time of retirements, sales, or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are presented as a component of income or loss from operations.

Merchant Portfolios — Merchant portfolios represent the net book value of an acquired merchant customer base, and are amortized on a straight line basis over their respective useful lives, generally five years. Merchant portfolios are assessed for impairment if events or circumstances indicate that their respective carrying values are not recoverable from the future anticipated undiscounted net cash flows attributable to such assets. In such cases, the amount of any potential impairment would be measured as the excess, if any of carrying value over the fair value of such assets. No impairment charges were recorded in 2012.

Accrued Residual Commissions — The Company pays commissions to ISO’s and ISA’s or to the Company’s direct sales force based on the processing volume of the merchants enrolled. The commission payments are based on varying percentages of the volume processed by the Company on behalf of the merchants. Percentages vary based on the program type and transaction volume of each merchant. The Company reports commission payments as a cost of service in the accompanying consolidated statement of operations. As of December 31, 2012 the residual commission payable to ISO’s and ISA’s was $352,076 and amounts are included in accounts payable in the accompanying consolidated balance sheet.

Revenue and Cost Recognition — The Company has multiple element arrangements that include bundled transactions with merchants encompassing annual PCI fees, annual membership fees, and monthly processing fees.

The Company adopted accounting standard update No 2009-13, “Multiple –Deliverable Revenue Arrangements” (ASU 2009-13). ASU 2009-13 requires the use of the relative selling price method of allocating total consideration to units of accounting in a multiple element arrangement and eliminates the residual method. This accounting principle requires an entity to allocate revenue in an arrangement using estimated selling price deliverables if it does not have vendor specific objective evidence (VSOE) or third party evidence (TPE) of selling price.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

VSOE is the price charged when the same or similar product or service is sold separately. The Company defines VSOE as a median price of recent stand-alone transactions that are priced within a narrow range. TPE is determined based on the prices charged by our competitors for a similar deliverable when sold separately.

The Company evaluates each deliverable in its arrangements to determine whether it represents a separate unit of accounting. A deliverable constitutes a separate unit of accounting when it has stand-alone value to our customers. The Company’s products (I.e. terminals) and services qualify as separate units of accounting under ASU 2009-13.

The Company derives revenues primarily from the electronic processing of services including credit, debit and electronic benefits transfer card processing authorized and captured through third party networks, check conversion and guarantee, electronic gift certificate processing, and equipment leasing and sales. These revenues are recorded as bankcard and other processing transactions when processed.

Typically, fees charged to merchants for these processing services are based on a variable percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, monthly minimum fees, fees for handling chargebacks, gateway fees, and fees for other miscellaneous services.

The fair value for annual fees is based on the annual contract renewal price and is deemed to represent stand-alone selling price based upon VSOE. The fair value for processing is based on prices charged by our competitors for similar deliverables when sold separately and is deemed to represent stand-alone selling price based upon TPE.

Deferred revenue represents primarily amounts received in advance for annual fee billings and are recognized on a pro rata basis over the service period.

Generally, the Company (i) is the primary obligor in its arrangements with its merchant customers, (ii) has latitude in establishing the price of its services, (iii) has the ability to change the product and perform parts of the services, (iv) has discretion in supplier selection, (v) has latitude in determining the product and service specifications to meet the needs of its merchant customers, and (vi) assumes credit risk. In such cases, the Company reports revenues as gross of fees deducted by its sponsoring Member Banks, as well as fees deducted from card-issuing Member Banks and Card Associations on behalf of its sponsoring Member Banks for interchange and assessments. These fees charged by the Card Associations to process the credit card transactions are recorded separately as cost of sales and interchange fees in the accompanying consolidated statement of operations.

Cost of services is comprised primarily of processing fees paid to third parties attributable to providing transaction processing and other services to the Company’s merchant customers. Interchange fees and cost of services are recognized as incurred, which generally occurs in the same period in which the corresponding revenue is recognized. Interchange fees are set by the card networks, and are paid to the card issuing bank. Interchange fees are calculated as a percentage of the dollar volume processed plus a per transaction fee. The Company also pays Visa ® and Mastercard ® network dues.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

Receivables are stated net of allowance for doubtful accounts. The Company estimates its allowance based on experience with its merchants, customers, and sales force and its judgment as to the likelihood of their ultimate payment. The Company also considers collection experience and makes estimates regarding collectability based on trends in aging. Historically, the Company has not experienced significant charge offs for its merchant receivables. The Company's primary receivables are from its bankcard processing merchants.

Income Taxes — The Company is a Delaware limited liability company. The Company has elected to be treated as a partnership for the purpose of filing income tax returns and as such, the income and losses of the Company flow through to the members. No provisions for federal income taxes are provided in the consolidated financial statements. The Company includes income tax related interest and penalties in operating expenses when incurred.

The Company applies the provisions related to uncertain income tax provisions. As required by the uncertain tax position guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financials statements is the largest benefit that a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied the uncertain tax position guidance to all tax position for which the statute of limitations remained open. The Company is subject to filing tax returns in the U.S. federal jurisdiction and various states. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company does not have any material uncertain tax positions as of December 31, 2012.

Capitalized Customer Acquisition Costs, Net — Capitalized customer acquisition costs consist of up-front cash payments made to certain ISO’s for the establishment of new merchant relationships. Capitalized customer acquisition costs represent incremental, direct customer acquisition costs that are recoverable through gross margins associated with merchant contracts. The up-front payment to the ISO is based on the estimated gross margin for the first year of the merchant contract. The deferred customer acquisition cost asset is recorded at the time of payment and the capitalized acquisition costs are primarily amortized on a straight line basis over a period of three years.

Management evaluates the capitalized customer acquisition cost for impairment at each balance sheet date by comparing, on a pooled basis by vintage month of origination, the expected future net undiscounted cash flows from underlying merchant relationships to the carrying amount of capitalized customer acquisition costs. If the estimated future net cash flows are lower than the recorded carrying amount, indicating an impairment of the carrying value of the capitalized customer acquisition costs, the impairment loss will be charged to operations.

During the year ended December 31, 2012, the Company recorded $705,537 in additional capitalized customer acquisition costs and $386,905 in related additional amortization. In December 2012, the Company sold its new portfolios to Cynergy Data, and as a result $1,517,729 of capitalized acquisition costs and $529,077 of related accumulated amortization was eliminated and charged against the gain on the sale of the portfolios.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

There are no customer acquisition costs recorded as of December 31, 2012.

Processing Liabilities and ISO Deposits — The majority of the Company’s processing liabilities include potential losses associated with bankcard and check processing. In addition, the Company maintains deposits from ISO’s to offset potential liabilities from merchant chargeback processing. Disputes between a cardholder and a merchant periodically arise due to the cardholder’s dissatisfaction with merchandise quality or merchant’s services, and the disputes may not always be resolved in the merchant’s favor. In some of the cases the transaction is “charged back” to the merchant and the purchase price is refunded to the cardholder by the credit card-issuing institution. If the merchant is unable to fund the refund, the Company is liable for the full amount of the transaction. The Company’s obligation to stand ready to perform is minimal because the Company maintains a deposit from certain ISO’s as an offset to potential contingent liabilities that are the responsibility of such merchants. The Company evaluates its ultimate risk and records an estimate of potential loss for chargebacks related to merchant fraud based upon an assessment of actual historical fraud loss rates compared to recent bankcard processing volume levels.

The amount recorded as of December 31, 2012 for the processing liability was $107,669 and is included in the consolidated balance sheet.

Fair Value Measurements — The Company measures certain nonfinancial assets and liabilities at fair value on a nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities as of the reporting date

•	Level 2 — Observable market based inputs or unobservable inputs that are corroborated by market data

•	Level 3 — Unobservable inputs that are not corroborated by market data

The fair values of the Company’s merchant portfolios are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on the Company’s most recent cash flow projections, and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values, and, where available, values observed in private market transactions.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

Concentrations — The Company’s revenue is substantially derived from processing Visa® and MasterCard® bank card transactions. Because the Company is not a Member Bank, in order to process these bank card transactions, the Company currently maintains sponsorship agreements with three Member Banks, which require, among other things, that the Company abide by the by-laws and regulations of the Card Associations.

Substantially all of the Company’s revenues are attributable to merchant customer transactions, which are processed primarily by three “third-party” processors. For the year ended December 31, 2012, the Company processed 65% of its revenue with Cynergy Data, 21% with National Procesing Company (NPC) and 14% with First Data. As of December 31, 2012, balances due from these processors represented 1%, 60% and 31%, respectively, of the Company’s accounts receivable balance.

5.	Property and equipment

At December 31, 2012, property and equipment consisted of the following:

Equipment	$34,738
Capitalized development costs	159,314
Subtotal	195,052
Less accumulated depreciation	(4,988)
Property and equipment, net	$189,064

Depreciation expense totaled $4,014 for the year ended December 31, 2012.

6.	Merchant Portfolios

The following table reflects the Company’s intangibles at their cost and net carrying value as of December 31, 2012:

Portfolio	Cost	Accumulated Amortization	Net

Process Pink Payments	$3,333,866	$1,600,255	$1,733,611
Business Payment Systems	4,629,873	2,364,190	2,265,683
Hospitality Payment Solutions	255,000	130,213	124,787
First Business Solutions	2,045,000	908,889	1,136,111
Total	$10,263,739	$5,003,547	$5,260,192

Amortization expense of $4,150,743 for the year ended December 31, 2012, is recognized using a straight line basis as the Company believes the straight line method best reflects the pattern in which the economic benefits of the respective asset is consumed.

17

Unified Payments, LLC

Notes to Consolidated Financial Statements

Annual amortization expense for each of the three succeeding fiscal years is estimated to be as follows:

Year	Amount
2013	$2,501,774
2014	2,501,774
2015	256,644

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant factors.

7.	Long-term debt

The components of the Company’s outstanding long-term debt as of December 31, 2012 are as follows:

MBF Merchant Capital, LLC	$4,880,649
RBL Capital Group, LLC	3,325,180
Capital Sources of NY	2,300,000
Other	187,501
Subtotal	10,693,330
Less current portion	(1,314,559)
Long-term debt	$9,378,771

Scheduled debt principal repayments are as follows:

	Maturity	2013	2014	2015

MBF Merchant Capital, LLC	2015	$-	$-	$4,880,648
RBL Capital Group, LLC	2014	1,127,058	1,722,291	475,832
Capital Sources of NY	2015	-	1,054,163	1,245,837
National Processing Company	2013	187,501	-	-
Total		$1,314,559	$2,776,454	$6,602,317

MBF Merchant Capital, LLC

On January 11, 2011, the Company executed a new agreement (“MBF Facility”) with Merchant Capital, LLC (MBF) whereby the Company could borrow up to a maximum of $11,800,000. The facility is collateralized by a security agreement whereby the lenders have a senior priority security interest in the assets of HPS, FBS and the assets of the Company to the extent such assets are not pledged as collateral to RBL Capital Group, LLC (“RBL”). In addition, MBF has a subordinated security interest in the assets of NEP, BPS and PPP behind RBL Capital Group, LLC.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

The Company initially borrowed $3,037,500 under the facility as of December 31, 2010 at a rate of 15.635% per annum. On January 11, 2011, the Company refinanced the note and borrowed an additional $5,150,000 for a total borrowing of $8,187,500 (“MBF Note 1”). The amended MBF Facility required interest only payments of $106,676 until November 15, 2011, at which time the Company was obligated to pay principal and interest on a monthly basis.

In addition, the Company borrowed $200,000 (“MBF Note 2”) on May 4, 2011 and $200,000 (“MBF Note 3”) on July 11, 2011 under the facility. Both of these were interest only until November 15, 2011, and then principal and interest were due in equal installments for 36 months.

In December 2011, the MBF Note 1 was amended and restructured (“MBF Note 4”) to allow for the deferral of all principal and interest payments until February 15, 2013. Thereafter, payments of principal and interest are due in 36 equal monthly installments of $236,765, with a final balloon payment of $4,916,078 due February 15, 2016.

On December 15, 2011 the Company amended the MBF facility, modifying the maximum borrowing limit to $10,350,000. Simultaneously, the Company borrowed an additional $2,000,000 (“MBF Note 5”) under the MBF Facility at a rate of 17.5% per annum, the proceeds of which were partially used to repay in full MBF Note 2 and MBF Note 3. The MBF Note 5 requires the Company to make interest only payments through June 15, 2012. Thereafter principal and interest payments are due in 36 equal installments each of $50,244, with a final balloon payment of $1,026,051 due July 15, 2015.

On October 31, 2012, MBF issued a $500,000 bridge loan to the Company. On December 21, 2012 the Company sold their portfolios boarded on PCA’s sister company, Cynergy. PCA was a participating lender in the MBF facility. As part of the consideration, the Company was relieved of $6,990,000 of the $11,870,649 MBF debt and accrued interest and a new note with MBF was agreed upon.

The new note (“MBF Note 6”) provided for a loan balance of $4,880,649 with a stated interest rate of 9.75% with 28 months of no interest payments and interest accruing monthly. The total interest and principal are due on May 15, 2015. The Company recorded interest expense related to the MBF Facility of $1,551,015 for the year ended December 31, 2012.

RBL Capital Group, LLC

In conjunction with the Merger, several subsidiaries (i.e. borrowers) of the Company entered into certain new loan agreements with RBL an existing lender to SCM, with similar terms and conditions to the existing loan agreements. The borrowers are obligated to comply with certain covenants. As of December 31, 2012, the Company was in forbearance with this debt and is working with lender and terms that will enable the Company to continue satisfying its debt obligations.

The subsidiaries of the Company entering into the following loan agreements with RBL on January 11, 2011 were as follows:

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Unified Payments, LLC

Notes to Consolidated Financial Statements

BPS entered into a loan agreement with RBL in the sum of $2,829,240, the proceeds of which were used to pay in full the borrower’s purchase of assets from MCP Oldco. Commencing January 20, 2011, the Company is obligated to make 10 monthly interest only payments of $36,863, followed by 36 equal monthly payments of principal and interest each in the amount of $98,959. Interest on the note is 15.635% per annum. On December 21, 2012, RBL and the Company signed an amendment whereby, in the event of the cash flow ratio, as defined in the loan agreement, is at the end of any calendar month less than 1.7:1 for two consecutive months, then the Company shall be obligated to increase the monthly principal and interest payment to be $125,000 until such time the ratio falls below 1.7:1 for two consecutive months.

The BPS loan is collateralized by a security agreement whereby the lender has a senior priority security interest in the assets of the borrower and the loan is guaranteed by NEP. At October 2012, the Company went into forbearance on the note and the lender has deferred all payments to commence on April 2013 through April 2015.

NEP entered into a loan agreement with RBL to pay $2,108,971, the proceeds of which were used to pay in full the borrower’s purchase of the assets from MPS Oldco. Commencing January 18, 2011, the Company is obligated to make one interest only payment of $24,872 followed by nine interest only payments of $27,478, followed by 36 equal monthly payments of principal and interest each in the amount of $73,766. Interest on the note is 15.635% per annum. Under the terms of the loan, in the event of the cash flow ratio, as defined in the loan agreement, is at the end of any calendar month less than 5:1 for three consecutive months, then the Company shall be obligated to increase the monthly principal to be $147,531, until such time the ratio falls below 5:1 for three consecutive months. The loan is collateralized by a security agreement whereby the lender has a senior priority security interest in the assets of borrower. In addition, NEP is then guarantor for the loan between RBL and BPS. During December 2012, the remaining balance of approximately $1.6 million of this note was satisfied along with other portions of debt in exchange for the Cynergy based portfolios held as of November 30, 2012.

PPP entered into a loan agreement with RBL in the sum of $2,141,836,the proceeds of which were used to pay in full the borrower’s purchase of assets from PPP Oldco. Commencing January 18, 2011, the Company is obligated to make 10 monthly interest only payments of $27,906, followed by 36 equal monthly payments of principal and interest each in the amount of $74,915. Interest on the note is 15.635% per annum. On December 21, 2012, RBL and the Company signed an amendment whereby, in the event that the cash flow ratio, as defined in the loan agreement is at the end of any calendar month less than 2:1 for three consecutive months, then the Company shall be obligated to increase the monthly principal and interest payment to be $125,000 until such time the ratio falls below 2:1 for two consecutive months. Certain prepayment penalties exist, up to a maximum of 4% of the amount pre-paid, if the note is paid prior to maturity. The loan is collateralized by a security agreement whereby the lender has a senior priority security interest in the assets of the borrower. At October 2012 the Company went into forbearance on the note and the lender has deferred all payments to commence on April 2013 through April 2015.

The total amount outstanding under the notes payable to RBL was $3,325,180 at December 31, 2012. The Company recorded total interest expense related to the RBL loans of $886,389 during the year ended December 31, 2012.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

Capital Sources of New York

On January 11, 2011, as part of the Merger, the Company assumed the outstanding note payable of $2,300,000 in principal due to Capital Sources of New York. Under the terms of the note, beginning February 1, 2011, the note is interest only through February 1, 2013, at which time principal and interest is payable in 24 equal installments. The note bears interest at a rate of 15% per annum. The note is unsecured.

The total principal outstanding under the note was $2,300,000 as of December 31, 2012. The Company recorded interest expense related to the note of $345,000 for the year ended December 31, 2012.

The loan is in forbearance and the lender has agreed to let the interest payments accrue through June 2013 and principal payments to defer until January 2014.

8.	Commitments and contingencies

Yehuda Keller

On December 10, 2010, Yehuda Keller, among others, ("Plaintiffs") filed an action against, among other entities, Merchant Capital Portfolios, LLC, MPS Oldco, PPP Oldco, their parent company, and other affiliates of the parent (collectively "Defendants"), alleging, among other things, the Company failed to make certain residual payments to Plaintiffs after assuming the obligations of such payments in the purchase of certain assets from the Plaintiffs.

The Defendants disputed the allegations made by the Plaintiffs . During 2011, the parties were actively engaged in negotiating a settlement to the case. The Company has not reached a final settlement with the Plaintiff but has a reserve as of December 31, 2012 to cover its legal fees and the estimated settlement of the case, which is included in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2012.

Other Legal Proceedings

The Company is also involved in certain legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, it will record a reserve for the claim in question. If and when the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition, and cash flows.

Operating Leases

The Company leases certain office space and automobiles under operating leases with remaining terms ranging up to two years. The office space lease agreements contain certain renewal options and generally require the Company to pay certain operating expenses.

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Unified Payments, LLC

Notes to Consolidated Financial Statements

Future minimum lease commitments under non-cancelable operating leases as of December 31, 2012 include payments of $81,884 in 2013.

The Company recorded total rent expense for 2012 of $267,094 which is included within general and administrative expenses in the accompanying consolidated statement of operations.

9.	Related party transactions

Processing and Services Agreement

On January 11, 2011, the Company executed a processing and services agreement, as amended, with Cynergy whereby the Company outsources the processing of certain transactions and data capture services to Cynergy on behalf of its merchant customers.

The contract obligated the Company to a minimum purchase commitment of $888,229 for credit card processing services from Cynergy based on per transaction processing fees ("Tier 1") in 2012. In accordance with agreement, should the annual per transaction processing fees fall short of the minimum purchase commitment as calculated on a quarterly basis, the Company was obligated to pay the shortfall on a quarterly basis to Cynergy. During the year 2012, the Company paid $516,784 for per transaction processing fees and is included within cost of service in the accompanying consolidated statement of operations. In addition, the Company recorded shortfalls of approximately $175,000 which is reflected as cost of service in the accompanying consolidated statement of operations. Approximately $125,000 remained unpaid at the time of the Asset Purchase Agreement and was assumed by Cynergy.

Further, the Company was obligated to pay an additional per transaction processing fee (“Tier 2”) during the term of the contract until such time Cynergy received $2,000,000 in additional processing fees. The Company paid $253,894 for transaction processing fees toward the additional $2,000,000 commitment during the year 2012 which is included within cost of service in the accompanying consolidated statement of operations.

Additionally, the Company was obligated to pay a one-time fee of $333,000 to Cynergy in three (3) equal monthly installments of $111,000 commencing on October 31, 2012 as an additional cost for services rendered under the contract for calendar year 2012. The Company reserved for this additional fee on a monthly basis. For 2012, the Company recorded a total of $277,780 for this expense and has included it within cost of service in the accompanying consolidated statement of operations. The monthly installment for November and December totaling $222,000 were netted against the gain on sale of portfolios disclosed in Note 1.

Furthermore, under the contract, Cynergy provided the Company with certain back office services on behalf of the Company and its ISO’s including, risk management, underwriting, technical support, reporting, training, PCI services and other administrative services. The fees for such services were charged at cost plus a 15% markup. These back office services were optional at the discretion of the Company once the Company repaid $2,000,000 in principal loan payment to each MBF and PCA (see Note 7). The Company paid $529,847 toward the cost of these back office services during 2012 and recorded the amount as a general and administrative expenses in the accompanying consoldiated statements of operations.

22

Unified Payments, LLC

Notes to Consolidated Financial Statements

During December 2012, the Company entered into an Asset Purchase Agreement with Cynergy (See Note 1). In accordance with this agreement, the Company sold all rights, title and interest in and to an existing portfolio of merchant accounts, boarded under the agreement signed in 2011. The agreement provided for a forgiveness of those liabilities directly associated with the portfolio including the aggregate minimum fees due Cynergy as well as the disposition of The Company’s ISO reserve account. In addition, any outstanding shortfalls and accrued mandatory minimum fees were forgiven. Consequently, the Company entered into a new Executive Partner Processing Agreement (EP Agreement) with Cynergy.

The new (EP Agreement) with Cynergy as of December 21, 2012 sets forth a new minimum purchase commitment beginning January 2013 through December 2017 as follows:

Year	Commitment
2013	$200,000
2014	220,000
2015	242,000
2016	266,200
2017	292,820
Total	$1,221,020

According to the new EP Agreement, the aggregate annual fees paid by the Company on all merchant accounts prior to January 2013, shall count towards the first contract year commitment. After the first contract year, Cynergy will track the aggregate annual fees quarterly to determine whether the Company is on track to reach its annual minimum fee commitment for the specific contract year. If at the end of month 6 of a contract year the Company falls below 70% of the annual minimum fee target, Cynergy shall track the Company's performance monthly and setoff that portion of the Company's compensation required to ensure that it collects 70% of the annual minimum fees by the end of the contract year.

In accordance with the new EP Agreement, the Company, jointly and severally, guarantees that quarterly ISO proceeds from the assets sold shall be measured by reference to revenue (residual income exclusive from annual fees, PCI, Merchant Annual Billing) from the assets sold. Quarterly ISO proceeds must meet the minimum thresholds as follows:

Q1 2013	$1,280,000
Q2 2013	$1,170,000
Q3 2013	$1,070,000
Q4 2013	$980,000
Q1 2014	$900,000
Q2 2014	$820,000
Q3 2014	$750,000
Q4 2014	$690,000

If quarterly ISO proceeds fall short of the thresholds above it will result in an “attrition failure”. An attrition failure shall trigger an increase in the BIN sponsorship fee. Testing of attrition shall be conducted every quarter starting with the quarter ended March 31, 2013.

23

Unified Payments, LLC

Notes to Consolidated Financial Statements

Administrative Agreements

The Company was an interested party to certain administrative contracts with third parties who provide services to the Company under contracts executed with PCH or its affiliates. The Company receives services under common contracts in order to minimize administrative costs for both companies.

The Company adopted the Pipeline Data, LLC 401(k) Profit Sharing Plan and Trust effective February 1, 2011. The 401(k) plan was established by Pipeline Data Inc. (“PDI”), which is a wholly owned subsidiary of PCH, but the terms of the plan allow affiliates (including those of the Company) to participate in the plan in order to minimize administrative costs for both companies. The Company may match participant-elective deferrals at its discretion. Contributions may vary from year to year. The Company made no matching contributions for the year ended December 31, 2012. Further, the Company has common vendor contracts with PCH or its affiliates for certain corporate insurance, employee health benefits, and payroll service providers.

Additionally, the Company pays certain administrative expenses to PCH or its affiliates for common services provided by executives. The chief executive officer, chief financial officer and chief legal officer of the Company served in the same capacity as officers of other affiliated companies of PCH. In addition, the members of the Company’s board of the directors also either work for or serve as the members of the board of directors for PCH or its affiliates. The Company reimburses PCH or its affiliates for certain overhead and administrative expenses related to the services of the common officers and directors of which generally consist of salaries and related travel expenses. During 2012, the Company recorded $189,608 of costs for such common services, which are included in general and administrative expenses in the accompanying consolidated statement of operations.

10.	Subsequent events

The Company has evaluated events that occurred subsequent to December 31, 2012 for potential recognition and disclosure in the accompanying consolidated financial statements through July 2, 2013, the date of issuance of the accompanying consolidated financial statements.

Change in Class A Ownership

On February 13, 2013, the Class A shareholders entered into an amendment to the LLC agreement whereby 125 shares were transferred from one Class A member to another.

Net Element International, Inc. acquisition

On April 16, 2013, Net Element International, Inc. entered into a Contribution Agreement (the “Contribution Agreement”) with the Company, TOT Group, Inc., a Delaware corporation (formerly known as TOT, Inc.), which is a direct subsidiary of the Company (“TOT Group”), Oleg Firer, individually, and Georgia Notes 18 LLC, a Florida limited liability company. Pursuant to the Contribution Agreement, on April 16, 2013, certain subsidiaries of TOT Group, which were formed for the purpose of effectuating the transactions contemplated by the Contribution Agreement, acquired substantially all of the business assets of Unified Payments pursuant to the contribution of its business assets as further described below.

24

Unified Payments, LLC

Notes to Consolidated Financial Statements

 Pursuant to the Contribution Agreement, the Company contributed to certain subsidiaries of TOT Group all of their business, assets, properties, operations and rights, including, without limitation, all assets related to their business, all contracts and rights relating thereto, all rights and documents incident to their business, all rights to insurance proceeds, all intellectual property and other intangible assets related to their business, all real property leases, all accounts, cash, cash equivalents, accounts receivable, prepaid expenses and deposits and all goodwill associated with their business.

Pursuant to the Contribution Agreement, the Class B unit and the cumulative preferred return will be converted to debt effective January 1, 2014.

As consideration for the Company contribution of its assets to the TOT Group subsidiaries:

(a) the Company agreed to contribute to a subsidiary of TOT Group 70% of the equity interests in the Company’s subsidiary, OOO TOT Money (through which the Company operates its mobile commerce payment processing business);

(b) TOT Group issued to Unified Payments 10% of TOT Group’s issued and outstanding common stock; and

(c) TOT Group assumed the following liabilities of the Company:

(i)	The Company long-term indebtedness, including liabilities related to the outstanding preferred membership interest in Unified Payments, the net amount of which was approximately $23.4 million as of March 31, 2013.

(ii)	All other liabilities of the Company reflected or reserved against on the Company’s consolidated balance sheet as of the closing date, except that bonus, deferred and other compensation obligations will be payable only from available cash of TOT Group from its future net profits, if any. These other liabilities that were assumed total approximately $1.2 million (including approximately $900,000 of compensation obligations).

(iii)	All obligations of the Company under real property leases arising and to be performed on or after the closing date.

(iv)	All obligations of the Company under personal property leases arising and to be performed on or after the closing date, except that no lease obligations were assumed relating to any vehicles other than one car lease that expires on August 4, 2013.

(v)	All obligations of the Company under other contracts and governmental licenses and permits arising and to be performed on or after the closing date.

25

Unified Payments, LLC

Notes to Consolidated Financial Statements

All existing loans with MBF, RBL and Capital Sources have been revised to reflect the above changes.

The Company entered into a three year lease with the landlord where Unified currently operated its corporate headquarters and rented on a month to month basis.

The Company has changed the name under which Unified Payments’ business is operated to TOT Payments, LLC.

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